 Exhibit 99.1

For Release:              Immediately
Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER EARNINGS

Calhoun, Georgia, July 19, 2007 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2007 second quarter net earnings of $115 million and diluted earnings per share (EPS) of $1.68 (both 4% below last year).  Net sales for the quarter were $1,977 million, a decrease of 4% from 2006. During the quarter the Company had strong cash flow from operations of $226 million and EBITDA of $276 million.  In addition, debt of $208 million was paid down during the quarter reducing the Company debt to capital ratio to 38%.   For the first half of 2007, net earnings were $206 million and EPS was $3.01 (both 3% above last year).  Net sales for the first half of 2007 were $3,841 million representing a 4% decrease from 2006.   The sales decreases for both the quarter and the year to date are attributable to slowing U.S. industry demand in the residential new construction and redecorating business.

In commenting on the second quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated:   "Second quarter earnings were ahead of our guidance for the quarter.  The European business maintained its strong growth and performance partially offsetting the cyclical down turn in the U.S. Our U.S. commercial business continued performing better than our residential business.  U.S. residential flooring is in a cyclical downturn with soft sales in the new home and consumer redecorating categories.  During the quarter, Mohawk took another important step in its strategy to become a complete provider of floor covering with the announced acquisition of four wood manufacturing plants.

The Mohawk segment sales for the quarter were off 10% from last year as the industry suffered from slow residential sales. Our comps will become easier in the third quarter because industry sales began declining in this period last year.  Commercial sales were stronger than residential as modular carpet continued to gain market share. Raw material costs increased during the quarter and we announced a carpet price increase in May of 4% to 6% which we began implementing in June. Promotions continue at a greater pace to stimulate sales and balance asset utilization in the industry.

The Dal-Tile segment sales for the quarter were slightly below last year. We believe we are performing better than market due to the earlier investments made in sales, products and marketing. Commercial sales are offsetting some of the weakness in residential. Selected price increases were implemented in the quarter and surcharges are being applied to cover increased transportation and energy costs. We are reducing our controllable costs but margins are lower due to infrastructure investments in distribution and sales personnel to maximize sales and unabsorbed overhead from lower production schedules. Our Dal-Tile team is implementing multiple initiatives to reduce costs, improve efficiency and manage working capital. We are increasing production as we continue to shift products to our own facilities which were previously sourced externally.

Our Unilin segment turned in a strong performance for the quarter with sales up 16% over last year.  The European economy is strong while the U.S. residential market remains weak.  The strong Euro positively impacted sales by 5% and operating income by $5 million. Our patents continue to gain strength and we entered new license agreements growing revenues.  Our Unilin segment results were the highest ever but we anticipate results in the second half to be more in line with past performance.

Our agreement with Columbia Forest Products to acquire two solid wood plants and one engineered plant in the U.S. and one engineered plant in Malaysia is expected to close in the third quarter.  The plants are currently experiencing losses, but the business is expected to be accretive after the first year.  After the acquisition, Mohawk will be the second largest producer in the pre-finished wood category, which is expected to grow between 6% to 8% over time.  The transaction is subject to customary government approvals and closing conditions.

We are focused on environmental stewardship and will be presenting our many initiatives under a program identified as Greenworks.  This program includes recycling both post consumer and industrial waste, utilizing bio-based raw materials and energy, and reducing water usage, energy consumption and emissions.  Greenworks is beneficial for our customers, our communities and the environment.

During the period, no payments were received from U.S. Customs for duty refunds.  In the future, we expect additional payments though the timing and amount are not known at this point."

The Company expects the U.S. residential environment to continue to be difficult during the third quarter.  The management team is committed to maintaining the proper balance between cost cutting and being prepared for a future turnaround.  Based on these factors, the guidance for the third quarter of 2007 is $1.61 to $1.70 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance and business prospects constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties, including our ability to successfully implement our plans, and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, July 20, 2007 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
 A conference call replay will also be available until July 27, 2007 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 4827114.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales	$1,977,210	2,058,123	3,841,073	3,983,229
Cost of sales	1,420,512	1,465,745	2,760,935	2,874,507
Gross profit	556,698	592,378	1,080,138	1,108,722
Selling, general and administrative expenses	358,450	369,333	711,313	721,776
Operating income	198,248	223,045	368,825	386,946
Interest expense	39,138	46,123	80,717	86,458
Other (income) expense, net	(2,783)	3,598	1,444	6,325
U.S. Customs refund	-	(6,232)	(9,122)	(6,232)
Earnings before income taxes	161,893	179,556	295,786	300,395
Income taxes	46,625	60,043	90,140	101,761
Net earnings	$115,268	119,513	205,646	198,634
Basic earnings per share	$1.69	1.77	3.02	2.94
Weighted-average shares outstanding	68,167	67,693	68,037	67,629
Diluted earnings per share	$1.68	1.76	3.01	2.92
Weighted-average common and dilutive
potential common shares outstanding	68,533	68,067	68,394	68,073

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$225,685	238,181	314,452	342,707
Depreciation & amortization	$75,382	69,781	149,228	134,634
Capital expenditures	$35,428	37,027	60,384	82,659

Consolidated Balance Sheet Data
(Amounts in thousands)			June 30, 2007	July 1, 2006
ASSETS
Current assets:
Cash & cash equivalents			$57,763	73,398
Receivables			968,103	987,626
Inventories			1,229,326	1,283,931
Prepaid expenses			121,625	134,087
Deferred income taxes			173,252	41,427
Total current assets			2,550,069	2,520,469
Property, plant and equipment, net			1,858,282	1,904,803
Goodwill			2,719,724	2,691,910
Intangible assets			1,153,761	1,196,310
Other assets			27,972	34,319
			$8,309,808	8,347,811
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$364,114	530,626
Accounts payable and accrued expenses			1,031,237	1,146,904
Total current liabilities			1,395,351	1,677,530
Long-term debt, less current portion			2,137,349	2,596,412
Deferred income taxes and other long-term liabilities			768,278	654,332
Total liabilities			4,300,978	4,928,274
Total stockholders' equity			4,008,830	3,419,537
			$8,309,808	8,347,811

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net sales:
Mohawk	$1,113,412	1,241,992	2,161,073	2,392,538
Dal-Tile	505,187	506,914	972,148	980,824
Unilin	363,531	313,765	715,627	616,395
Corporate and eliminations	(4,920)	(4,548)	(7,775)	(6,528)
Consolidated net sales	$1,977,210	2,058,123	3,841,073	3,983,229

Operating income:
Mohawk	$59,730	98,993	108,175	164,606
Dal-Tile	69,353	74,042	133,748	143,644
Unilin	81,737	59,657	142,236	99,676
Corporate and eliminations	(12,572)	(9,647)	(15,334)	(20,980)
Consolidated operating income	$198,248	223,045	368,825	386,946

Assets:
Mohawk			$2,448,907	2,622,196
Dal-Tile			2,297,745	2,270,910
Unilin			3,333,319	3,353,389
Corporate and eliminations			229,837	101,316
Consolidated assets			$8,309,808	8,347,811

Reconciliation of EBITDA and Debt to capital percentage

Three Months Ended
(Amounts in thousands)	June 30, 2007

EBITDA reconciliation:
Operating income	$198,248
Other (expense)/income	2,783
Depreciation and amortization	75,382
EBITDA	$276,413

Outstanding Debt (a)	$2,501,463
Total stockholders' equity	4,008,830
Total capital (b)	$6,510,293

Debt to capital (a)/(b)	38%
The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.